Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2014 RESULTS

GREENSBORO, NC, February 11, 2015 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter and year ended December 31, 2014.

Fourth Quarter and Full Year Record Highlights

•	Fourth quarter reported (GAAP) diluted earnings per share increased 19.7% over last year to $0.91 and annual reported diluted earnings per share increased 4.1% to $3.28.

•	Fourth quarter adjusted (Non-GAAP) diluted earnings per share increased 13.4% over last year to $0.93 and annual adjusted diluted earnings per share increased 7.7% to $3.36.

•	Fourth quarter Cigarettes adjusted operating income (Non-GAAP) increased 16.0% over last year and adjusted operating margin increased 4.2 percentage points.

•	Annual Cigarettes adjusted operating income (Non-GAAP) increased 8.3% over last year and adjusted operating margin increased 2.0 percentage points.

•	Total Lorillard retail market share of cigarettes for the fourth quarter of 2014 was a record 15.2%, increasing 0.3 share point compared to the corresponding period of 2013.

•	Newport retail market share for the fourth quarter of 2014 was 13.0%, increasing 0.3 share point versus last year.

•	The Company expects to close the merger with Reynolds American in the first half of 2015, subject to regulatory approval and other customary closing conditions.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended September 31,			Year Ended December 31,
	2014	2013	% Chg	2014	2013	% Chg
Net sales	$1,768	$1,743	1.4%	$6,990	$6,950	0.6%

Operating income
Reported (GAAP)	$588	$495	18.8%	$2,108	$2,054	2.6%
Adjusted (Non-GAAP)	590	523	12.8%	2,138	2,030	5.3%

Net income
Reported (GAAP)	$327	$281	16.4%	$1,187	$1,180	0.6%
Adjusted (Non-GAAP)	334	300	11.3%	$1,216	1,168	4.1%

Diluted earnings per share
Reported (GAAP)	$0.91	$0.76	19.7%	$3.28	$3.15	4.1%
Adjusted (Non-GAAP)	0.93	0.82	13.4%	3.36	3.12	7.7%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

Consolidated Results

Net sales increased by $25 million, or 1.4%, to $1.768 billion in the fourth quarter of 2014 due to a 2.4% increase in net sales of cigarettes, partially offset by a decrease in net sales of electronic cigarettes. For the year, net sales increased by $40 million, or 0.6%, to $6.990 billion due to a 1.6% increase in net sales of cigarettes, partially offset by a decrease in net sales of electronic cigarettes.

Reported diluted earnings per share increased $0.15, or 19.7%, to $0.91 in the fourth quarter of 2014 compared to the fourth quarter of 2013 and increased $0.13, or 4.1%, to $3.28 in 2014 compared to 2013.

Adjusted diluted earnings per share increased $0.11, or 13.4%, to $0.93 in the fourth quarter of 2014 and increased $0.24, or 7.7%, to $3.36 in 2014, due to the strong operating performance in the Cigarettes segment and the impact of share repurchases in prior quarters. As detailed in the reconciliation table, adjusted diluted earnings per share exclude the favorable impacts of the settlement to resolve certain MSA payment adjustment disputes in 2014 and 2013 and the 2003 non-participating manufacturer arbitration award in 2014, charges for Engle Progeny and other smoking and health litigation, the favorable impact of Reynolds American’s mark-to-market pension accounting adjustment on Lorillard’s tobacco settlement expense in the fourth quarter of 2014 and other special items.

“Lorillard finished the year in impressive fashion, delivering strong fourth quarter financial and operating results, marked by continued robust cigarette pricing realization, the 12th consecutive year of market share gains and tight cost controls – resulting in 13% adjusted earnings per share growth in the quarter and almost 8% in the full year. Once again, Lorillard shareholders were rewarded with another year of double-digit total shareholder returns as measured by EPS growth and the dividend yield,” said Murray S. Kessler, Lorillard Chairman, President and CEO. “These results in 2014 are even more remarkable in the context of our continued investments in building the blu eCigs brand both domestically and internationally and without the benefit of share repurchases in the second half of 2014, which have been discontinued as a result of our pending acquisition.”

“Overall, we are very pleased that the fundamentals of our Cigarettes segment continue to lead the industry, owing to the ongoing market share gains from our flagship Newport brand, while at the same time our Electronic Cigarettes segment continues to be at the forefront of product innovation and consumer acceptance in the burgeoning e-cigarette category,” Mr. Kessler continued.

“It should also be noted that these solid results have been accomplished while we have been working diligently towards completing our previously announced combination with Reynolds American. Assuming the transaction is approved, it would deliver significant and immediate value to Lorillard shareholders, while also providing for meaningful upside opportunity for Lorillard shareholders through their approximate 15% ownership of the combined company,” Mr. Kessler concluded.

The following is a discussion of fourth quarter and full year 2014 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$1,729	$1,689	2.4%	$6,825	$6,720	1.6%

Gross profit
Reported (GAAP)	$725	$643	12.8%	$2,700	$2,649	1.9%
Adjusted (Non-GAAP)	714	643	11.0%	2,648	2,494	6.2%

Selling, general and administrative
Reported (GAAP)	$113	$139	(18.7)%	$520	$595	(12.6)%
Adjusted (Non-GAAP)	104	117	(11.1)%	455	470	(3.2)%

Operating income
Reported (GAAP)	$612	$504	21.4%	$2,180	$2,054	6.1%
Adjusted (Non-GAAP)	610	526	16.0%	2,193	2,024	8.3%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

Fourth Quarter 2014 - Cigarettes

Cigarette net sales increased $40 million, or 2.4%, to $1.729 billion in the fourth quarter of 2014, compared to $1.689 billion in the fourth quarter of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 0.9% for the fourth quarter of 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions increased 12.1% compared to the year ago period, having now lapped the negative impact of the July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.0% for the fourth quarter of 2014 compared to the corresponding period of 2013 which included the pipeline fill for the Newport Non-Menthol Gold introduction. The Company estimates total cigarette industry domestic wholesale shipments decreased approximately 2.0% for the fourth quarter of 2014 compared to the fourth quarter of 2013, marking a meaningful improvement in trend versus the first half of 2014, which the Company believes benefitted from an improving economy and lower gasoline prices.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 0.4% for the fourth quarter of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 0.6% for the quarter versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 3.1% for the fourth quarter of 2014 compared to the fourth quarter of 2013, a sequential improvement over the 4.0% decline experienced in the third quarter of 2014.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail, Lorillard’s fourth quarter 2014 domestic retail market share increased 0.3 share point versus year ago to 15.2%, its fourth consecutive full quarter over 15%. Newport’s domestic retail market share was 13.0%, an increase of 0.3 share point compared to the fourth quarter of 2013. Lorillard’s domestic retail share of the menthol market was 40.0% for the fourth quarter of 2014, an increase of 0.1 share point compared to the corresponding quarter of 2013. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact from the growth of Newport Non-Menthol.

“During the fourth quarter, the Newport brand continued its remarkable and consistent record of success through retail market share gains in both its core menthol segment as well as in its non-menthol styles,” Mr. Kessler said.

Reported gross profit was $725 million, or 41.9% of net sales, in the fourth quarter of 2014 and $643 million, or 38.1% of net sales, in the fourth quarter of 2013. Adjusted gross profit was $714 million, or 41.3% of net sales, in the fourth quarter of 2014 and $643 million, or 38.1% of net sales, in the fourth quarter of 2013. As detailed in the reconciliation table, fourth quarter 2014 adjusted gross profit excludes the favorable impact on Lorillard’s tobacco settlement expense of the mark-to-market pension adjustment recorded by Reynolds American in the fourth quarter of 2014. After this adjustment, the Company’s Cigarettes segment gross margin increased 320 basis points as a percentage of sales versus year ago, which was driven by a 4.7% increase in net average cigarette prices (excluding excise taxes) tracing to list price increases taken over the past year and the expiration of the Federal Assessment for Tobacco Growers in the third quarter of 2014.

Reported selling, general and administrative costs decreased $26 million to $113 million in the fourth quarter of 2014 compared to the fourth quarter of 2013. Adjusted selling, general and administrative costs decreased $13 million to $104 million in the fourth quarter of 2014 compared to the fourth quarter of 2013 primarily due to lower litigation related expenses, lower promotional expenses related to Newport Menthol and lower advertising expenses which were higher in the fourth quarter of 2013 due to the launch of Newport Non-Menthol Gold. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain special items.

Reported operating income for the Cigarettes segment increased $108 million, or 21.4%, to $612 million in the fourth quarter of 2014 from $504 million in the fourth quarter of 2013. Adjusted operating income for the Cigarettes segment increased $84 million, or 16.0%, to $610 million in the fourth quarter of 2014 from $526 million in the fourth quarter of 2013. Higher gross margins resulted in a 4.2 percentage point increase in adjusted operating income margin to 35.3% for the segment. Significant increases in operating income and operating margin for the Cigarettes segment in the fourth quarter of 2014 versus the comparable period of the prior year were primarily due to cigarette price increases, the expiration of the Federal Assessment for Tobacco Growers in the third quarter of 2014 and lower SG&A costs in the fourth quarter compared to the year ago quarter.

“Relatively stable cigarette shipments, along with strong net pricing realization of 4.7% in the fourth quarter and our successful ongoing cost control efforts, resulted in a robust 16.0% increase in adjusted operating income during the quarter. These factors, in combination with the fourth quarter expiration of the Federal Assessment for Tobacco Growers payments, resulted in an over 4 percentage point increase in adjusted operating margin in the Cigarettes segment during the quarter,” Mr. Kessler remarked.

Full year 2014 - Cigarettes

Cigarette net sales increased $105 million, or 1.6%, to $6.825 billion in 2014, compared to $6.720 billion in 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.3% for 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions declined 23.1% compared to a year ago period, reflecting the negative impact of the July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.0% for 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased approximately 3.2% for 2014 compared to 2013.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 1.8% for 2014 compared to 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.4% for 2014 versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 4.9% for 2014 compared to 2013.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail, Lorillard’s 2014 domestic retail market share increased 0.3 share point versus year ago to 15.1%. Newport’s domestic retail market share reached 12.9%, an increase of 0.3 share point compared to 2013. Lorillard’s domestic retail share of the menthol market increased 0.1 share point to 40.3% for 2014. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and volume growth from Newport Non-Menthol.

“2014 marked the 12th consecutive year of growth in retail market share for the Newport brand and 2014 was also the first year that Lorillard’s total retail market share was at or above the 15% level,” Mr. Kessler said.

Reported gross profit was $2.700 billion, or 39.6% of net sales, in 2014 and $2.649 billion, or 39.4% of net sales, in 2013. Adjusted gross profit was $2.648 billion, or 38.8% of net sales, in 2014 and $2.494 billion, or 37.1% of net sales, in 2013. As detailed in the reconciliation table, adjusted gross profit excludes certain special items. The increase in adjusted gross profit during 2014 of $154 million, or 170 basis points as a percentage of sales, was driven by a 5.5% increase in average cigarette prices, resulting from lower promotional spending and higher list prices, as well as the expiration of the Federal Assessment for Tobacco Growers in the third quarter of 2014.

Reported selling, general and administrative costs decreased $75 million to $520 million in 2014 compared to $595 million in 2013. Adjusted selling, general and administrative costs decreased $15 million to $455 million in 2014 compared to $470 million in 2013 due to lower benefits related expenses, lower litigation related expenses and lower promotional expenses related to Newport Menthol. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain special items.

Reported operating income for the Cigarettes segment increased $126 million, or 6.1%, to $2.180 billion in 2014 from $2.054 billion in 2013. Adjusted operating income for the Cigarettes segment increased $169 million, or 8.3%, to $2.193 billion in 2014 from $2.024 billion in 2013, and adjusted operating income as a percentage of net sales increased 2.0 percentage points to 32.1%.

Electronic Cigarettes Segment Results*

	Three Months Ended December 31,			Year Ended December 31,**
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$39	$54	(27.8)%	$165	$230	(28.3)%

Gross profit
Reported (GAAP)	$2	$16	(87.5)%	$38	$70	(45.7)%
Adjusted (Non-GAAP)	2	16	(87.5)%	38	70	(45.7)%

Selling, general and administrative
Reported (GAAP)	$26	$25	4.0%	$110	$70	57.1%
Adjusted (Non-GAAP)	22	19	15.8%	93	64	45.3%

Operating income/(loss)
Reported (GAAP)	$(24)	$(9)	n/m	$(72)	$—	n/m
Adjusted (Non-GAAP)	(20)	(3)	n/m	(55)	6	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.
**	Results for the year ended December 31, 2014 provided above are not comparable to the results for the year ended December 31, 2013 as Lorillard purchased SKYCIG on October 1, 2013.

Fourth Quarter 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $39 million for the fourth quarter ended December 31, 2014, compared to $54 million for the fourth quarter ended December 31, 2013, respectively. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume. The decrease in unit volume is attributed to two factors. First, an unfavorable comparison to the year ago period that included significant pipeline inventory as the brand was in its initial phase of national expansion. And second, the brand was negatively impacted by competitors’ new national product launches which were supported by aggressive introductory “free trial” and other promotional programs.

During the fourth quarter, blu eCigs launched the new blu PLUS+ rechargeable kit to retailers nationwide. The new rechargeable kit features innovative product improvements including a rapid-charging battery that lasts twice as long as before, enhanced proprietary flavors, and a new advanced closed ‘tank’ system designed to provide more consistent and enhanced vapor production. As with all of blu eCigs’ consumer-focused product innovations, the new blu PLUS+ kit and tank products are designed to increase user satisfaction without adding complexity.

“In the fourth quarter, we faced continued aggressive e-cigarette competitive promotions in the U.S. resulting from the ongoing introduction of two new national competitive product launches and their associated “free trial” giveaways and other promotions. We are pleased that blu eCigs continues to maintain a leading market share position despite this heightened competition and are confident that blu’s premium positioning and recently introduced next-generation product innovations – the new blu PLUS+ batteries, kits and tanks – will keep blu eCigs as a top consumer-preferred e-cigarette brand over the long-term,” stated Mr. Kessler.

blu (U.K.), formerly known as SKYCIG, was acquired on October 1, 2013 and generated $2 million in net sales during the fourth quarter of 2014. The product offering in the U.K. was re-branded as “blu” and launched at retail during the second quarter of 2014. The launch and retail rollout has been accompanied by introductory levels of advertising and promotional spending. Net sales are expected to increase significantly during 2015 as a result of continued marketing of blu and expanded retail distribution.

During the fourth quarter, blu (U.K) entered into an agreement with Fontem Ventures B.V. (“Fontem”), Imperial Tobacco Group’s electronic cigarette operating subsidiary, for distribution services of blu eCigs products in the United Kingdom. Under the terms of the agreement, Fontem will act as the exclusive distributor of blu (U.K.)’s electronic cigarette products, including blu starter kits, disposable e-cigarettes, personal vaporizers and e-liquids. Fontem will utilize Imperial Tobacco’s approximately 500 person sales force throughout the U.K. as part of its provision of services under the agreement.

“Through our new U.K. distribution agreement, we are extremely pleased to have the opportunity to leverage Fontem and Imperial Tobacco’s U.K. knowledge and presence and believe the resulting increased visibility of blu products comes at exactly the right time to further the development of the blu brand globally,” stated Mr. Kessler. “The scale and vast experience of Imperial’s U.K. sales force, along with blu (U.K.)’s industry-leading electronic cigarette product portfolio will make for a powerful combination.”

Based on the Nielsen ScanTrack Database, blu’s domestic U.S. all-outlet dollar market share of electronic cigarettes was 23.6% for the 13 weeks ending December 27, 2014, compared to 45.0% in the comparable period of 2013. The decline in blu’s market share versus the year ago 13 week period has been driven by significantly increased competitive activity during the second half of 2014. Based on Nieslen ScanTrack data in the U.K., blu (U.K.)’s all-outlet dollar market share of electronic cigarettes was 8.1% for the 12 week period ending January 3, 2015 – after successfully re-branding the Company’s e-cigarette product offerings as “blu” in the second quarter of 2014.

Gross profit was $2 million, or 5.1% of net sales, for the fourth quarter ended December 31, 2014. This compares to gross profit of $16 million, or 29.6% of net sales, for the fourth quarter ended December 31, 2013. Gross profit and gross profit margin for the fourth quarter of 2014 were negatively impacted by a decline in unit volumes, higher retail distribution costs and higher supply chain related charges, partially offset by the new blu eCigs PLUS+ kit and tank and cherry disposable product launches and decreased product costs. Gross profit and gross profit margin for the fourth quarters ended December 31, 2014 and 2013 also included supply chain related charges of approximately $8 million and $5 million, respectively.

Reported selling, general and administrative costs were $26 million for the fourth quarter ended December 31, 2014, compared to $25 million for the fourth quarter ended December 31, 2013. Adjusted selling, general and administrative costs were $22 million for the fourth quarter ended December 31, 2014, compared to $19 million for the fourth quarter ended December 31, 2013 and reflect incremental costs to launch the blu brand in the U.K. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $5 million and other special items. The fair value ascribed to the SKYCIG brand in connection with the acquisition of £20 million (approximately $32 million at December 31, 2014 exchange rates) is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease.

Reported operating (loss)/income for the Electronic Cigarettes segment was $(24) million for the fourth quarter of 2014, compared to $(9) million for the fourth quarter of 2013. Adjusted operating loss for the Electronic Cigarettes segment was $(20) million for the fourth quarter of 2014, compared to $(3) million for the fourth quarter of 2013. blu (U.K.)’s reported and adjusted operating loss was $(14) million and $(10) million, respectively, for the fourth quarter of 2014, and $(7) and $(1), respectively, for the fourth quarter of 2013.

Full year 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $165 million for 2014, compared to $230 million for 2013. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume as well as the estimated $11 million mix impact of a lower price on rechargeable kits that were introduced in 2013. The decrease in unit volume was partially offset by the launches of the new blu eCigs PLUS+ kit and tank and cherry disposable product launches in 2014. 2013 was also favorably impacted by significant pipeline inventory as the brand was in its initial phase of national expansion. blu (U.K.) was acquired on October 1, 2013 and generated $9 million in net sales during 2014.

Based on the Nielsen ScanTrack Database, blu’s domestic all-outlet dollar market share of electronic cigarettes was 33.4% for the 52 weeks ending December 27, 2014, compared to 42.1% in 2013. Based on Nieslen ScanTrack data in the U.K., blu (U.K.)’s all-outlet dollar market share of electronic cigarettes was 5.7% for the 52 week period ending January 3, 2015 – after successfully re-branding the Company’s e-cigarette product offerings as “blu” in the second quarter of 2014.

Gross profit was $38 million, or 23.0% of net sales, for 2014. This compares to gross profit of $70 million, or 30.4% of net sales, for 2013. Gross profit and gross profit margin for 2014 were negatively impacted by a decline in unit volumes, the mix impact of lower priced rechargeable kits and higher retail distribution costs, partially offset by the new blu eCigs PLUS+ kit and tank and cherry disposable product launches and decreased product costs. Gross profit and gross profit margin for the years ended December 31, 2014 and 2013 also included supply chain related charges of approximately $8 million and $5 million, respectively.

Reported selling, general and administrative costs were $110 million for 2014, compared to $70 million for 2013. Adjusted selling, general and administrative costs were $93 million for 2014, compared to $64 million for 2013 and reflect incremental investment to build the blu brand in the U.S. as well as to launch the blu brand in the U.K. As detailed in the reconciliation table, 2014 adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $23 million and other special items.

Reported operating (loss)/income for the Electronic Cigarettes segment was $(72) million for 2014, compared to $0 million for 2013. Adjusted operating income/(loss) for the Electronic Cigarettes segment was $(55) million for 2014, compared to operating income of $6 million for 2013. blu (U.K.)’s reported and adjusted operating loss was $(49) million and $(33) million, respectively, for 2014, and $(7) million and $(1) million, respectively, for 2013.

Additional News

On November 18, 2014, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.615 per share, which was paid to shareholders of record as of December 1, 2014. As permitted by the merger agreement with Reynolds, Lorillard expects to continue its current dividend policy, including annual increases consistent with past practice.

On January 28, 2015, Lorillard, Inc. announced that the Company’s shareholders voted overwhelmingly to approve the proposal regarding Lorillard’s combination with Reynolds American Inc. The final results indicate that more than 98% of the shares voting at the special meeting voted in favor of the proposal, representing approximately 80% of all outstanding shares. The transaction remains subject to regulatory approval and the additional customary closing conditions contained in the merger agreement. Although no assurance can be given if and when the transaction will be completed because it remains subject to regulatory approval and the additional customary closing conditions, the transaction is expected to close in the first half of 2015.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard Tobacco product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 45 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, Inc., through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs brand in the U.S. and U.K. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting from the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K, which was filed with the SEC on February 21, 2014 for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this report are qualified by these risk factors. Each statement speaks only as of the date of this report (or any earlier date indicated in this report) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,768	$1,743	$6,990	$6,950
Cost of sales (a) (b)	1,041	1,084	4,252	4,231

Gross profit	727	659	2,738	2,719
Selling, general and administrative	139	164	630	665

Operating income	588	495	2,108	2,054
Investment income	1	1	7	2
Interest expense	(44)	(45)	(179)	(172)

Income before income taxes	545	451	1,936	1,884
Income taxes	218	170	749	704

Net income	$327	$281	$1,187	$1,180

Earnings per share:
Basic	$0.91	$0.77	$3.29	$3.15
Diluted	$0.91	$0.76	$3.28	$3.15

Weighted average number of shares outstanding:
Basic	359.07	366.53	360.14	372.96
Diluted	359.70	367.19	360.76	373.71

Segment data:
Net sales
Cigarettes (a)	$1,729	$1,689	$6,825	$6,720
Electronic cigarettes	39	54	165	230

	$1,768	$1,743	$6,990	$6,950

Operating income (loss):
Cigarettes	$612	$504	$2,180	$2,054
Electronic cigarettes	(24)	(9)	(72)	—

	$588	$495	$2,108	$2,054

Supplemental information:

(a) Includes excise taxes.	$485	$490	$1,938	$1,978

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	341	353	1,358	1,241

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	—	28	92	120

– Charges to accrue Food and Drug Administration user fees	20	18	78	72

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	December 31, 2014	December 31, 2013
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$1,308	$1,454
Short-term investments	324	157
Accounts receivable, less allowances of $2 and $3	13	19
Other receivables	35	29
Inventories	404	499
Deferred income taxes	522	555
Other current assets	28	23

Total current assets	2,634	2,736
Plant and equipment, net	308	316
Long-term investments	167	93
Goodwill	100	102
Intangible assets	63	87
Deferred income taxes	142	51
Other assets	94	151

Total assets	$3,508	$3,536

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$31	$42
Accrued liabilities	357	377
Settlement costs	1,187	1,224
Income taxes	8	8

Total current liabilities	1,583	1,651
Long-term debt	3,561	3,560
Postretirement pension, medical and life insurance benefits	473	305
Other liabilities	73	84

Total liabilities	5,690	5,600

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 383 million and 382 million shares (outstanding 360 million and 365 million shares)	4	4
Additional paid-in capital	287	256
Accumulated deficit	(1,140)	(1,438)
Accumulated other comprehensive loss	(263)	(130)
Treasury stock at cost, 23 million and 17 million shares	(1,070)	(756)

Total shareholders’ deficit	(2,182)	(2,064)

Total liabilities and shareholders’ deficit	$3,508	$3,536

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended December 31,			Year Ended December 31,
(All units in thousands)	2014	2013	% Chg	2014	2013	% Chg

Full Price Brands

Newport	8,251,008	8,298,209	-0.6%	32,900,591	33,352,162	-1.4%
Kent	31,434	35,046	-10.3%	131,670	151,524	-13.1%
True	34,962	39,330	-11.1%	143,472	164,478	-12.8%

Total Full Price Brands	8,317,404	8,372,585	-0.7%	33,175,733	33,668,164	-1.5%

Price/Value Brands

Old Gold	96,720	103,674	-6.7%	395,910	436,992	-9.4%
Maverick	1,232,598	1,271,772	-3.1%	4,963,817	5,220,060	-4.9%

Total Price/Value Brands	1,329,318	1,375,446	-3.4%	5,359,727	5,657,052	-5.3%

Total Domestic Cigarettes	9,646,722	9,748,031	-1.0%	38,535,460	39,325,216	-2.0%

Total Puerto Rico and U.S. Possessions	115,380	102,948	12.1%	478,680	622,296	-23.1%

Grand Total Cigarettes	9,762,102	9,850,979	-0.9%	39,014,140	39,947,512	-2.3%

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Unit Market Share Data (1)

	Three Months Ended December 31,			Year Ended December,
	2014	2013	Pt Chg	2014	2013	Pt Chg

Lorillard	15.2	14.9	0.3	15.1	14.8	0.3
Newport	13.0	12.7	0.3	12.9	12.6	0.3
Total Industry Menthol	31.9	31.4	0.5	31.7	31.4	0.3
Lorillard Share of Menthol Segment	40.0	39.9	0.1	40.3	40.2	0.1
Newport Share of Menthol Segment	36.8	36.7	0.1	37.1	37.0	0.1

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

blu Domestic Retail Electronic Cigarette Dollar Market Share Data (2)

13 Week Reporting Periods Ended:

March 23, 2013	35.3%
June 22, 2013	42.0%
September 28, 2013	44.7%
December 21, 2013	45.0%
March 15, 2014	44.2%
July 5, 2014	39.3%
September 27, 2014	28.3%
December 27, 2014	23.6%

(2)	Based on Nielsen, ScanTrack Database – All Outlets Combined.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three months and year ended December 31, 2014 and 2013. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the Company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales; (2) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement with two more states in June 2014 to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (3) the favorable impact of the mark-to-market pension adjustment recorded by Reynolds American in the fourth quarter of 2014 on Lorillard’s tobacco settlement expense; (4) amortization of the SKYCIG brand included in selling, general and administrative expenses; (5) costs related to the RAI merger agreement included in selling, general and administrative expenses; (6) costs to satisfy the Alexander final judgment including statutory interest and related fees included in selling, general and administrative expenses; (7) fair value adjustment to the blu (U.K.) earn out liability included in selling, general and administrative expenses; (8) the unfavorable impact of the resolution of a SKYCIG purchase price dispute; (9) the unfavorable impact of an income tax valuation allowance recorded related to blu (U.K.) deferred tax assets for SKYCIG brand amortization; (10) the favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (11) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses; (12) accrued costs related to compensatory damages and statutory interest to dismiss the Evans case included in selling, general and administrative expenses; (13) expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses and (14) accrued costs related to certain Engle Progeny cases included in selling, general and administrative expenses.

	Three months ended December 31, 2014				Year ended December 31, 2014
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$727	$588	$327	$0.91	$2,738	$2,108	$1,187	$3.28

GAAP results include the following:
(1) 2003 non-participating manufacturer arbitration award	—	—	—	—	(27)	(27)	(18)	(0.05)

(2) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(14)	(14)	(9)	(0.02)

(3) Tobacco settlement expense impact of RAI mark-to-market pension accounting adjustment	(11)	(11)	(7)	(0.02)	(11)	(11)	(7)	(0.02)

(4) Amortization of SKYCIG brand	—	5	4	0.01	—	23	17	0.05

(5) Costs related to RAI merger agreement	—	9	6	0.02	—	26	22	0.06

(6) Costs to satisfy the Alexander judgment	—	—	—	—	—	39	24	0.07

(7) Fair value adjustment to the blu (U.K.) earn out liability	—	(3)	(2)	—	—	(8)	(6)	(0.02)

(8) Resolution of SKYCIG purchase price dispute	—	2	1	—	—	2	1	—

(9) SKYCIG brand amortization deferred tax asset valuation allowance	—	—	5	0.01	—	—	5	0.01

Adjusted (Non-GAAP) results	$716	$590	$334	$0.93	$2,686	$2,138	$1,216	$3.36

	Three months ended December 31, 2013				Year ended December 31, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$659	$495	$281	$0.76	$2,719	$2,054	$1,180	$3.15

GAAP results include the following:
(10) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(155)	(155)	(97)	(0.26)

(11) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	—	—	20	13	0.03

(12) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	—	—	—	—	79	50	0.14

(13) SKYCIG acquisition expenses	—	—	1	—	—	4	4	0.01

(4) Amortization of SKYCIG brand	—	6	5	0.02	—	6	5	0.02

(14) Accrued costs related to Engle Progeny cases	—	22	13	0.04	—	22	13	0.03

Adjusted (Non-GAAP) results	$659	$523	$300	$0.82	$2,564	$2,030	$1,168	$3.12

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the second largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the United States. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the three months and year ended December 31, 2014 and 2013. In addition to the Newport brand, the Lorillard Tobacco product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 45 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC, Inc. (d/b/a blu eCigs), Cygnet U.K. Trading Limited (t/a blu (U.K.)) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG (now known as blu (U.K.)), a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended December 31, 2014			Year ended December 31, 2014
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$612	$(24)	$588	$2,180	$(72)	$2,108

GAAP results include the following:
(1) 2003 non-participating manufacturer arbitration award	—	—	—	(27)	—	(27)

(2) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(14)	—	(14)

(3) Tobacco settlement expense impact of RAI mark-to-market pension accounting adjustment	(11)	—	(11)	(11)	—	(11)

(4) Amortization of SKYCIG brand	—	5	5	—	23	23

(5) Costs related to RAI merger agreement	9	—	9	26	—	26

(6) Costs to satisfy the Alexander judgment	—	—	—	39	—	39

(7) Fair value adjustment to the blu (U.K.) earn out liability	—	(3)	(3)	—	(8)	(8)

(8) Resolution of SKYCIG purchase price dispute	—	2	2	—	2	2

Adjusted (Non-GAAP) operating income (loss)	$610	$(20)	$590	$2,193	$(55)	$2,138

	Three months ended December 31, 2013			Year ended December 31, 2013
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income	$504	$(9)	$495	$2,054	$—	$2,054

GAAP results include the following:
(10) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(155)	—	(155)

(11) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	20	—	20

(12) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	—	—	79	—	79

(13) SKYCIG acquisition expenses	—	—	—	4	—	4

(4) Amortization of SKYCIG brand	—	6	6	—	6	6

(14) Accrued costs related to Engle Progeny cases	22	—	22	22	—	22

Adjusted (Non-GAAP) operating income (loss)	$526	$(3)	$523	$2,024	$6	$2,030